LETTER AGREEMENT

AMG Systematica Managed Futures Strategy Fund

Fund Management Agreement

March 1, 2024

AMG Funds LLC

680 Washington Boulevard, Suite 500

Stamford, CT 06901

Attn: Keitha L. Kinne, Chief Operating Officer

Re:

Fund Management Agreement between AMG Funds LLC (formerly The Managers Funds LLC) (the “Manager”) and AMG Funds I (formerly Managers Trust I) (the “Company”), dated as of August 1, 2000, and as amended from time to time (the “Fund Management Agreement”)

Ladies and Gentlemen:

Pursuant to Section 1 of the Fund Management Agreement, the Company hereby notifies you that it is establishing a new series to be named AMG Systematica Managed Futures Strategy Fund (the “New Fund”), and that the Company desires to retain the Manager to provide management and investment advisory services with respect to each of the New Fund and its wholly-owned subsidiary, AMG Systematica Subsidiary Fund I (the “Subsidiary”), pursuant to the terms and conditions of the Fund Management Agreement, subject to the amendments and addendums in this letter agreement. Attached as Schedule A is an addendum to Appendix A and Appendix B to the Fund Management Agreement.

References to a “Fund” or “Series” in the Fund Management Agreement include the Subsidiary. With respect to the Subsidiary, the Fund Management Agreement is amended solely as it relates to the Subsidiary as follows:

1.	General.

a.	References to the Company’s Declaration of Trust and By-laws are replaced with respect to the Subsidiary with the Subsidiary’s Memorandum of Association and Articles of Association.

b.	References to the Trustees of the Company are replaced with respect to the Subsidiary with the Directors of the Subsidiary.

2.	Section 5.

a.	Section 5.B of the Fund Management Agreement with respect to the Subsidiary is replaced in its entirety with the following:

B. Subject to and in accordance with the Memorandum of Association and Articles of Association, it is understood that Directors, officers, agents and shareholders of the Subsidiary are or may be interested in the Manager or its affiliates as directors, officers, agents or stockholders of the Manager or its affiliates; that directors, officers, agents and stockholders of the Manager or its affiliates are or may be interested in the Subsidiary as directors, officers, agents, shareholders or otherwise; that the Manager or its affiliates may be interested in the Subsidiary as shareholders or otherwise; and that the effect of any such interests shall be governed by said Memorandum of Association and Articles of Association.

b.	Section 5 of the Fund Management Agreement with respect to the Subsidiary is revised to add the following provision:

C. It is understood that the Manager is an independent contractor and not an employee or agent of the Subsidiary. Except as provided in this Agreement, the Manager shall not have authority to bind, obligate or represent the Subsidiary.

3.	Section 8. Sections 8(A) and (B) of the Fund Management Agreement with respect to the Subsidiary are replaced in their entirety with the following:

A. This Agreement shall become effective on the date written above and shall continue in effect until the second anniversary of the date first written above. This Agreement may be continued annually thereafter with respect to the Subsidiary for successive one year periods (a) by a vote of a majority of the outstanding shares of beneficial interest of AMG Systematica Managed Futures Strategy Fund or (b) by a vote of a majority of the Trustees of AMG Systematica Managed Futures Strategy Fund, and in either case by a majority of the Trustees of AMG Systematica Managed Futures Strategy Fund who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as Trustees of AMG Systematica Managed Futures Strategy Fund) cast in person at a meeting called for the purpose of voting on the Agreement. The aforesaid provision that this Agreement may be continued “annually” shall be construed in a manner consistent with the Investment Company Act and the Rules and Regulations promulgated thereunder. If continuance of this Agreement is approved by less than all of the Series or by the Subsidiary, it shall be deemed terminated as to those Series not giving their approval or as to the Subsidiary, as applicable, and Appendix A and Appendix B hereto shall be appropriately amended to reflect that fact.

B. This Agreement

(a) may be terminated with respect to the Subsidiary without the payment of any penalty (1) at any time the Fund Management Agreement with respect to AMG Systematica Managed Futures Strategy Fund terminates; or (2) at any time by (i) vote of the Trustees of AMG Systematica Managed Futures Strategy Fund; (ii) by vote of a majority of the outstanding voting securities of the Company; (iii) by vote of the outstanding voting securities of AMG Systematica Managed Futures Strategy Fund; or (iv) by the Subsidiary; on sixty (60) days written notice to the Manager;

(b) shall immediately terminate in the event of its assignment; and

(c) may be terminated by the Manager on sixty (60) days written notice to the Subsidiary.

4.	Section 12. Section 12 is hereby added to the Fund Management Agreement with respect to the Subsidiary to read in its entirety as follows:

Section 12. Limitation of Liability. The Manager agrees that in satisfaction of any liability, debt, judgment, or other obligation owing from the Subsidiary under this Agreement, it shall have recourse to the assets of the Subsidiary only and not to any shareholder, director or officer of the Subsidiary individually.

With respect to the New Fund and the Subsidiary, the Investment Management Agreement is amended solely as it relates to the New Fund and the Subsidiary as follows:

1.	Section 14. Section 14 is hereby added to the Fund Management Agreement with respect to the New Fund and the Subsidiary to read in its entirety as follows:

Section 14. Commodity Interests. The Manager agrees that, in performing its duties to AMG Systematica Managed Futures Strategy Fund and the Subsidiary under this Agreement, it will comply with the U.S. Commodity Exchange Act (the “CEA”) and all rules and regulations thereunder.

The Manager’s investment authority shall include the authority to purchase, sell, cover open positions and generally to deal in “commodity interests” (as defined in U.S. Commodity Futures Trading Commission (“CFTC”) Rule 1.3), in accordance with AMG Systematica Managed Futures Strategy Fund’s prospectus and SAI as may be amended.

The Manager will: (i) open and maintain brokerage accounts for commodity interests (such accounts hereinafter referred to as “brokerage accounts”) on behalf of and in the name of AMG Systematica Managed Futures Strategy Fund and/or the Subsidiary and (ii) execute for and on behalf of AMG Systematica Managed Futures Strategy Fund and/or the Subsidiary standard customer agreements with a broker or brokers. The Manager may, using such of the securities and other property of AMG Systematica Managed Futures Strategy Fund and/or the Subsidiary as the Manager deems necessary or desirable, direct a custodian of AMG Systematica Managed Futures Strategy Fund and/or the Subsidiary to deposit, on behalf of AMG Systematica Managed Futures Strategy Fund and/or the Subsidiary, original and maintenance margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Manager deems desirable or appropriate.

The Company, on behalf of each of AMG Systematica Managed Futures Strategy Fund and the Subsidiary, agrees that the Manager, on AMG Systematica Managed Futures Strategy Fund’s and the Subsidiary’s behalf, as applicable, and on such terms as the Manager deems appropriate, may take any and all such steps as may be required or permitted by applicable law, rules and regulations and/or by appropriate market practice to engage in derivatives transactions, including, but not limited to, entering into agreements (including, without limitation, International Swaps and Derivatives Association (“ISDA”) Master Agreements and Credit Support Annexes thereto, futures and cleared derivatives agreements, prime brokerage agreements, Master Repurchase Agreements and Master Securities Forward Transaction Agreements), completing documentation, making representations and granting, and providing or executing counterparty documentation and account opening documentation on AMG Systematica Managed Futures Strategy Fund’s and/or the Subsidiary’s behalf, as applicable, on such terms as the Manager deems appropriate.

Without limiting the foregoing, the Company, on behalf of each of AMG Systematica Managed Futures Strategy Fund and the Subsidiary:

A. consents to the Manager entering into any protocols and applicable supplements, questionnaires, or other related documents (including any amendment or supplement thereto) developed by ISDA or any similar organization in connection with the implementation of any requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the European Market Infrastructure Regulation, or any other applicable legislation or regulation on behalf of AMG Systematica Managed Futures Strategy Fund and/or the Subsidiary, and acknowledges that the Manager will, and authorizes the Manager to, rely on information provided by AMG Systematica Managed Futures Strategy Fund and/or the Subsidiary to the Manager in connection therewith;

B. by signing above, authorizes and consents to the Manager entering into “block trades” on AMG Systematica Managed Futures Strategy Fund’s and/or the Subsidiary’s behalf, including, without limitation, by aggregating AMG Systematica Managed Futures Strategy Fund’s and/or the Subsidiary’s transactions with transactions the Manager enters into on behalf of other funds or clients, for purposes of Part 43 of the CFTC Regulations and for any other purposes under applicable law;

C. authorizes the Manager to execute swaps on any swap execution facility selected by the Manager and acknowledges that the Manager shall, upon request, request and provide to AMG Systematica Managed Futures Strategy Fund and the Subsidiary a copy of applicable swap execution facility (“SEF”) rulebook(s) and participant documentation once available. Further, to the extent required by the applicable SEF rules, and in accordance with applicable law, the Company (on behalf of each of AMG Systematica Managed Futures Strategy Fund and the Subsidiary) agrees (A) to provide each SEF and its agents access to all books and records, the Manager’s staff and any other information required for monitoring and enforcement of applicable SEF rules, and (B) that every swap entered into on AMG Systematica Managed Futures Strategy Fund’s and/or the Subsidiary’s behalf shall be subject to the rules of the SEF to the extent such rules are applicable to that swap; and

D. represents each of AMG Systematica Managed Futures Strategy Fund and the Subsidiary is an “eligible contract participant” as defined in Section 1a(18) of the CEA and in CFTC Rule 1.3.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Company is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Company by an officer or trustee of the Company in his or her capacity as an officer or trustee of the Company and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Company or the Fund.

Please acknowledge your agreement to provide such management and investment advisory services to the New Fund and the Subsidiary by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds I

By:
Name: Thomas Disbrow
Title: Treasurer, Chief Financial Officer and Principal Financial Officer

AMG Systematica Subsidiary Fund I

By:
Name: Thomas Disbrow
Title: Authorised Signatory

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date: March 1, 2024

Schedule A

ADDENDUM TO

APPENDIX A

Series Covered by Fund Management Agreement

AMG Funds I

AMG Systematica Managed Futures Strategy Fund

AMG Systematica Subsidiary Fund I

ADDENDUM TO

APPENDIX B

AMG Systematica Managed Futures Strategy Fund

AMG Systematica Subsidiary Fund I

Annual rate of management fees, expressed as a percentage of the average net asset value of the series or the Subsidiary (as applicable).

Name of Series	Annual Percentage Rate of Management Fee
AMG Systematica Managed Futures Strategy Fund	1.20%
AMG Systematica Subsidiary Fund I	1.20%

For so long as AMG Systematica Managed Futures Strategy Fund invests in the Subsidiary, the Manager agrees to waive a portion of the investment advisory fee paid by AMG Systematica Managed Futures Strategy Fund by an amount equal to the investment advisory fee the Manager receives from the Subsidiary.